                             EXCLUSIVE LICENSE AGREEMENT




                                       BETWEEN




                     THE REGENTS OF THE UNIVERSITY OF CALIFORNIA




                                         AND




                               IMAGENETICS INCORPORATED




                                         FOR




                             INVENTIONS MADE IN THE FIELD
                              OF MOLECULAR CYTOGENETICS

                                  TABLE OF CONTENTS


Article No.   Title                                                        Page
-----------    -----                                                        ----
RECITALS.....................................................................  2
1.  DEFINITIONS..............................................................  5
2.  REPRESENTATIONS AND WARRANTS............................................. 10
3.  GRANT.................................................................... 12
4.  LICENSE ISSUE FEE........................................................ 14
5.  ROYALTIES................................................................ 15
6.  DUE DILIGENCE............................................................ 19
7.  TERMS TO BE NEGOTIATED................................................... 21
8.  PROGRESS AND ROYALTY REPORTS............................................. 25
9.  BOOKS AND RECORDS........................................................ 26
10.  LIFE OF THE AGREEMENT................................................... 27
11.  TERMINATION BY THE REGENTS.............................................. 28
12.  TERMINATION BY THE LICENSEE............................................. 28
13.  SUPPLY OF THE BIOLOGICAL MATERIALS...................................... 29
14.  CONFIDENTIALITY......................................................... 30
15.  PATENT PROSECUTION AND MAINTENANCE...................................... 31
16.  MAINTENANCE OF THE BIOLOGICAL MATERIALS................................. 34
17.  USE OF NAMES AND TRADEMARKS
     AND NONDISCLOSURE OF AGREEMENT.......................................... 35
18.  PATENT MARKING.......................................................... 36
19.  PATENT INFRINGEMENT..................................................... 37
20.  INDEMNIFICATION......................................................... 39
21.  WAIVER.................................................................. 40
22.  ASSIGNABILITY........................................................... 40
23.  LATE PAYMENTS........................................................... 41
24.  NOTICES................................................................. 41
25.  GOVERNING LAWS.......................................................... 42
26.  FOREIGN GOVERNMENT APPROVAL OR REGISTRATION............................. 42
27.  EXPORT CONTROL LAWS..................................................... 42
28.  FORCE MAJEURE........................................................... 43
29.  FULL DISCLOSURE......................................................... 43
30.  DISPOSITION OF PRODUCT ON HAND UPON TERMINATION......................... 44
31.  MISCELLANEOUS........................................................... 44
     SCHEDULE A - PAGE 1A.................................................... 46
     SCHEDULE A - PAGE 2A.................................................... 47
     SCHEDULE A - PAGE 3A.................................................... 48
     SCHEDULE B - PAGE 1B.................................................... 49
     SCHEDULE C - PAGE 1C.................................................... 50

UC Case No. 85-157



                           EXCLUSIVE LICENSE AGREEMENT FOR
                            CHROMOSOME ANALYSIS TECHNOLOGY
                           WITH CHROMOSOME-SPECIFIC PROBES


    THIS LICENSE AGREEMENT is made and is effective this 1st day of July, 1994 by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, hereinafter referred to as "The Regents", and IMAGENETICS INCORPORATED, an Illinois corporation, having a principal place of business at 150 West Warrenville Road, P.O. Box 3011, Naperville, Illinois 60566-7011, hereinafter referred to as "Licensee".

                                       RECITALS

    WHEREAS, certain inventions, generally characterized as specific nucleic acids, gene products, and gene expression pathways, herein collectively referred to as "the Invention(s)", were made in the course of research at the University of California, San Francisco (UCSF) in the Division of Molecular Cytometry under the direction of Joe W. Gray, Daniel Pinkel, Maria Pallavicini, Frederic Waldman, Burt Feurstein, Brian Mayall, and Ronald Jensen ("Principal Investigators") and are covered by Regents' Patent Rights as defined below;

    WHEREAS, The Regents owns an undivided interest in U.S. Patent No. 4,468,464 entitled "Process and Composition for Biologically Functional Molecular

Chimeras" by S. Cohen, et al. and issued August 28, 1984, U.S. Patent No. 4,740,470 entitled "Biologically Functional Molecular Chimeras" by S. Cohen, et al. and issued April 26, 1988, and U.S. Patent No. 4,237,224 entitled "Process and Composition for Biologically Functional Molecular Chimeras" by S. Cohen, et al. and issued December 2, 1980, which patents may prevent the practice of Invention(s) claimed in Regents' Patent Rights contained in Paragraph 1.5 of this Agreement;

    WHEREAS, if it is necessary for Licensee to be licensed under the aforementioned U.S. Patent No. 4,468,464, U.S. Patent 4,740,470, or U.S. Patent No. 4,237,224 to practice the Invention(s) claimed in Regents' Patent Rights, then Licensee shall obtain the necessary licenses from Stanford University; in no case do the rights and licenses granted to Licensee under the terms of this Agreement cover U.S. Patent No. 4,468,464, U.S. Patent No. 4,740,470, or U.S. Patent No. 4,237,224;

    WHEREAS, The Regents and Licensee entered into a Research Agreement entitled "Research Agreement for the Development of Molecular Cytogenetics" dated July 1, 1994 to provide funding by Licensee to the Principal Investigators at UCSF to perform research in the detection and treatment of disease related to chromosome abnormalities ("Research Agreement");

    WHEREAS, The Regents and Licensee entered into an Option Agreement entitled "Option to Invention(s) Made In The Field of Molecular Cytogenetics" dated July 1, 1994 ("Option Agreement");

    WHEREAS, under the terms of the Research Agreement, Licensee may elect to include patent applications and resulting patents covering Invention(s) arising in the conduct of work performed under the Research Agreement in either the Option Agreement or in this Agreement;

    WHEREAS, under the terms of the Option Agreement, Licensee may elect to include patent applications and resulting patents covered therein under the terms of this Agreement;

    WHEREAS, if Licensee elects to include patent applications and resulting patents covering Invention(s) arising in the conduct of work performed under the Research Agreement directly under the terms of this Agreement, or patent applications and resulting patents covered by the Option Agreement under the terms of this Agreement, then Licensee shall provide The Regents with a Plan of Commercialization required under the terms of the Option Agreement or the Research Agreement whichever is appropriate covering commercial development of the Invention(s) claimed in such patent applications and resulting patents, and thereafter, Licensee and The Regents shall negotiate the following terms to be included in this Agreement based on the information contained in the Plan of Commercialization: a) license issue fee (Paragraph 4.1); b) royalty rate (Paragraph 5.1); c) minimum annual royalties (Paragraph 5.4); and d) diligence provisions in the form of specific performance milestones (Paragraph 6.4);

    WHEREAS, Licensee is desirous of acquiring exclusive licenses to any and all of Regents' Patent Rights covering the Invention(s) arising in the conduct of work performed under the Research Agreement in Licensee's Field, subject to rights granted by to the U.S. government as hereinafter described;

    WHEREAS, both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications (for a limited period of time) and issued patents;

    WHEREAS, the Invention(s) have utility for the detection and treatment of chromosome abnormalities relating to specific diseases, and the Licensee has an interest in obtaining rights to pursue commercial development of the Invention in Licensee's Field; and

    WHEREAS, The Regents desires to grant such licenses to Licensee in order that the Invention(s) be developed, utilized, and marketed to the fullest extent so that the products therefrom and other benefits can be enjoyed by the general public.

    The parties agree as follows:

                                   1.  DEFINITIONS

    As used in this Agreement, the following terms shall have the meaning set forth below:

    1.1 "Research" means investigations leading to the development of information, reagents and/or techniques useful for and/or resulting in identification and/or characterization of the following:

         1)   genetic abnormalities
         2)   genes
         3)   gene transcripts
         4)   gene products

relevant to human genetic disease and for their detection or characterization.

    1.2 "Research Agreement" means the agreement entitled "Research Agreement for the Development of Molecular Cytogenetics" between The Regents and Licensee dated July 1, 1994, for the conduct of Research under the Research Program and any extensions or renewals thereof, and incorporated herein by reference. In the event of any inconsistencies between the Research Agreement and this Agreement, the terms of this Agreement shall control.

    1.3 "Research Information" means technical data, processes, methods, inventions, compositions-of-matter, and biological materials, equipment, instruments, apparatuses, devices, articles of manufacture or component parts(s) thereof developed under or resulting from the performance of Research under the Research Agreement and improvements thereof, except for improvements on new subject matter not funded by Licensee. In the event that computer software or information management systems are created or developed in the performance of Research under the Research Agreement such computer software or information management systems shall be treated as Research Information. There shall be no transfer of the physical possession of equipment, instruments, apparatuses, devices, articles of manufacture or component part(s) thereof (except biological materials) comprising Research Information.

    1.4 "Regents' Patent Rights" means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents and requested under Paragraph 15.4 infra, including any reissues, extensions, substitutions, continuations, divisions and continuations-in-part (only to the extent, however, that claims in the continuations-in-part are entitled to the priority filing date of the parent patent application) based on and including any subject matter claimed in or covered by any of the following:

         (1.4a) Any future patent rights to subject matter claimed in or covered by a patent application(s) covering any Inventions elected by Licensee under the provisions of Article VIII of the Research Agreement or pursuant to Licensee's exercise of the option under the provisions of Article 4 (EXERCISE OF THE OPTION) of the Option Agreement.

    1.5 "Patent Products" means (a) any kit, composition of matter, material, or product; (b) any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method, or any kit, composition of matter, material, or product produced by the Patent Method, or
(c) the practice of the Patent Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more claims of Regents' Patent Rights during the term of the patent grant, in countries in which such claim or claims have issued and have not expired, been abandoned, disclaimed, or found invalid or unenforceable.

    1.6 "Unprotected Products" means (a) any kit, composition of matter, material, or product; (b) any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Unprotected Method, or any kit, composition of matter, material, or product produced by the Unprotected Method, or (c) the practice of the Unprotected Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more pending claims within Regents' Patent Rights during the period and in such countries in which such claim or claims have not issued, and have not expired, been abandoned, disclaimed, or found invalid or unenforceable, such period not to exceed five years from the date in which the subject matter is introduced in a patent application in each country that such patent application is filed.

    1.7 "Patent Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement, an infringement of an unexpired claim of a patent within Regents' Patent Rights in that country in which the Patent Method is used or practiced.

    1.8 "Unprotected Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement an infringement of any unabandoned, pending claim of a patent application within Regents' Patent Rights if such patent application in that country in which the Unprotected Method is used or practiced had issued.

    1.9  "Product(s)" means Patent Products and Unprotected Products.

    1.10 "Method" means Patent Method and Unprotected Method.

    1.11 "Field" means research Product, diagnostic Product, and therapeutic Product based on (a) detection of normal or altered specific nucleic acid sequences, gene products, specific nucleic acid sequences, or gene expression pathways, or (b) therapies targeted to specific nucleic acid sequences, gene products, or gene expression pathways, provided that the above specific Products do not employ or are not employed in the technique of IN SITU hybridization.

    1.12 "Net Sales" means the gross invoice prices from the sale of a Product by Licensee, an Affiliate, a Joint Venture or a sublicensee to independent third parties for cash or tangible consideration in accordance with Generally Acceptable Accounting Principles limited to the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry): (i) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of a Product, whether in cash or a Product in lieu of cash), (ii) freight, transport packing, insurance charges associated with transportation, and (iii) taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales. Where Licensee distributes a Product for end use for purposes other than internal research and development or clinical trials to itself, an Affiliate, or a Joint Venture, then such distribution shall be considered a sale at list price normally charged to independent third parties, and The Regents shall be entitled to collect a royalty on such sale in accordance with Article 5 (ROYALTIES).

    1.13 "Affiliate(s)" of a party means any entity which, directly or indirectly, controls such party, is controlled by such party or is under common control with such party ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law shall not permit foreign equity participation of a majority, then an "Affiliate" shall include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Licensee herein shall be meant to include its Affiliates.

    1.14 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Licensee to constitute a vehicle for a joint venture, which separate entity manufacture, uses, purchases, sells, or acquires a Product from Licensee. Each reference to Licensee herein shall be meant to include its Joint Ventures.

    1.15 "Plan of Commercialization" means a reasonably detailed plan containing information regarding, but not limited to, a development plan outlining specific performance milestones and timetable for a Product's commercial development and its introduction to the market place, projected sales for the Product, the date of the anticipated first commercial sale of a Product, projected costs and profits for such Product, and other terms commonly included in business plans.

    1.16 "Infringement Litigation Costs" means costs incurred in the infringement suit, provided for in Article 19 (PATENT INFRINGEMENT) of this Agreement, consisting of outside attorney's fees billed to Licensee and The Regents, royalties (due The Regents) that were used to offset the infringement suit costs in accordance with Paragraph 19.4, Licensee's outside attorney fees that were used to offset the infringement suit costs in accordance with Paragraph 19.2a, and other out-of-pocket expenses of both parties.

                           2.  REPRESENTATIONS AND WARRANTS

    2.1  Licensee represents and warrants the following:

         (2.1a) Licensee shall fund Research under and according to the Research Agreement, which Research shall be under the direction of the Principal Investigators.

    2.2  The Regents represents and warrants the following:

         (2.2a) Regents' Patent Rights were developed under funding provided in part by the Department of Health and Human Services
                   (DHHS);

         (2.2b) Pursuant to 35 USC 200-212, The Regents may elect to retain title to any invention (including the Inventions) made by it under U.S. Government funding;

         (2.2c) If The Regents elects to retain title to the Inventions, The Regents is required by law to grant to the U.S. Government a nontransferable, paid up, non-exclusive, irrevocable license to use the Inventions by or on behalf of the U.S. Government throughout the world.

    2.3 The Regents represents to the best of its knowledge and accordingly warrants that:

         (2.3a) these licenses and the associated Invention(s) are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT EACH PATENT PRODUCT, UNPROTECTED PATENT PRODUCT, OR METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT;

         (2.3b) IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION(S), METHOD, UNPROTECTED PATENT PRODUCT, OR PATENT PRODUCT;


         (2.3c) Nothing in this Agreement shall be construed as a warranty or representation by The Regents as to the validity, enforceability, or scope of any of Regents' Patent Rights; a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19
                   (PATENT INFRINGEMENT); or conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights (specifically, The Regents does not grant to Licensee any rights under U.S. Patent No. 4,468,464, U.S. Patent No. 4,237,224 and U.S. Patent No. 4,740,470 set forth in the Recitals of this Agreement); or an obligation to furnish any know-how that does not constitute Research Information not provided under the Research Agreement or not provided in Regents' Patent Rights.

                                      3.  GRANT

    3.1 Subject to the licenses granted to the U.S. Government set forth in Paragraph 2.2 supra and to The Regents' continuing rights in Paragraph 3.4 infra, The Regents hereby grants to Licensee exclusive licenses under Regents' Patent Rights within the Field to make, have made, use, sell, and distribute Products and to practice the Method.

    3.2 The licenses granted in Paragraph 3.1 hereunder shall be subject to the rights of the U.S. Government including those set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

    3.3 The manufacture of each Product and the practice of the Method shall be subject to applicable government importation laws and regulations of a particular country on each Product made outside said particular country in which such Product is used or sold.

    3.4 Nothing in this Agreement shall be deemed to limit The Regents' right to publish and use technical data from any research performed by The Regents, Research information, and Regents' Patent Rights relating to the Invention(s) and to make and use Products, Methods, and associated technology for educational and research purposes.

    3.5 The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use, sell, and distribute a Product and to practice the Method and have others practice the Method, provided that Licensee has current exclusive rights thereto under this Agreement. Licensee, however, may grant sublicenses to others in the form of label licenses even though Licensee's licenses granted under this Agreement are non-exclusive. To the extent applicable, such sublicenses shall include all of the rights of and obligations due The Regents and the United States Government that are contained in this Agreement except that Licensee shall not be bound by the royalty rate and license issue fee contained herein with respect to its negotiation with third parties seeking such sublicenses. However, Licensee shall, in such third party negotiations, use its best efforts in reaching favorable royalty rates and license issue fees. Licensee shall be entitled to five percent (5%) of all income generated from sublicensing as an administrative fee, and of the remaining income, one half (1/2) of all income generated from sublicensing shall be paid to The Regents and one half (1/2) shall be retained by Licensee.

    3.6 Licensee shall notify The Regents of each sublicense granted hereunder and provide The Regents with a summary of the major terms of each sublicense. Licensee shall collect and pay all income from fees and royalties due The Regents (and guarantee all such payments) received from sublicensees. Licensee shall require sublicensees to provide it with progress and royalty reports in accordance with the provisions herein, and Licensee shall collect and deliver to The Regents all such reports due from sublicensees.

    3.7 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to The Regents.

    3.8 Pursuant to 35 USC Section 204, because this Agreement grants the exclusive right to make, use, or sell a Product in the United States, the Licensee agrees that each Product embodying the Invention(s) or produced through the use thereof will be manufactured substantially in the United States absent a waiver from the United States Government.

                                4.  LICENSE ISSUE FEE

    4.1 The Licensee shall pay or cause to be paid to The Regents a license issue fee for each Product licensed hereunder commensurate with the value of each such Product. The cash amount of the license issue fee shall be negotiated in good faith by The Regents and Licensee pursuant to Paragraph 7.1 infra and the Product's value shall be based on information contained in the Plan of Commercialization for that Product. The license issue fee shall be paid to The Regents at the time the negotiated terms and conditions for the Product are incorporated in Appendix A of this Agreement.

    4.2 The fees set forth in Paragraph 4.1 supra are non-refundable, non-creditable, and not an advance against royalties.

                                    5.  ROYALTIES

    5.1 In consideration for all the rights and licenses granted to Licensee, the Licensee shall also pay to The Regents an earned royalty rate based on the Net Sales of each Product. The royalty rate for each Product licensed hereunder shall be negotiated in accordance with the provisions of Paragraph 7.1 infra, but the basis for such negotiation shall be the profitability of each Product calculated in accordance with the information contained in the Plan of Commercialization provided to The Regents by Licensee for each such Product.

    5.2 The Licensee shall be entitled to reduce the royalty rate pursuant to Paragraph 5.1 supra in the event that it becomes necessary for Licensee to license patent applications and patents owned by a third party(s) to make, use, sell, or distribute a Product, provided that the combined royalties due The Regents and the third party(s) for the Product having therapeutic applications exceed ten percent (10%) or for the Product having diagnostic applications exceed eight percent (8%) . Such reduction shall be equal to one-half (1/2) the sum of the royalty rates due such third party(s), and in no event shall the royalty rate paid to The Regents on Net Sales of a Product be less than four percent (4%). Licensee shall not, however, be entitled to reduce the royalty rate under the provisions of this Paragraph 5.2 for licenses obtained from Stanford University to U.S. Patent No. 4,468,464, U.S. Patent No. 4,740,470, or U.S. Patent No. 4,237,224.

    5.3 In the event that a Patent Product for which the royalty rate is not reduced pursuant to Paragraph 5.2 above is sold in combination with another active component that has independent cash value that is substantially the same as the Patent Product, but such active components is not a Patent Product, then The Regents shall be entitled to a royalty payment equal to the amount it would otherwise receive if the Patent Product was sold as a single product. In the event that no such separate sales are made by Licensee, then the Net Sales from the sales of the combination product, for purposes of calculating the amounts due under Paragraph 4.1 herein, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/(A+B), where A is the number of Patent Product(s) comprising the combination product, and B is the number of active components in the combination product that are not Patent Product(s). In no case, however, shall the fraction A/(A+B) be less than four percent (4%).

    5.4 Regents' Patent Rights, Product, and Method are defined so that royalties shall be payable on products and methods covered by both pending patent applications and issued patents. Earned royalties shall accrue in each country for the duration of Regents' Patent Rights in that country and shall be payable to The Regents when a Product is invoiced, or if not invoiced, when delivered to a third party or to itself, an Affiliate, or Joint Venture in the case where such delivery of a Product to Licensee, an Affiliate, or Joint Venture is intended for end use for purposes other than internal research and development or clinical trials.

    5.5 Royalties accruing to The Regents shall be paid to The Regents quarterly on or before the following dates of each calendar year:

         February 28 for the calendar quarter ending December 31
         May 31 for the calendar quarter ending March 31
         August 31 for the calendar quarter ending June 30
         November 30 for the calendar quarter ending September 30

Each such payment will be for royalties which accrued up to the Licensee's most recently completed calendar quarter.

    5.6 The Regents and Licensee shall enter into good-faith negotiations pursuant to Paragraph 7.1 infra to establish dates and amounts comprising minimum annual royalty payments to be paid to The Regents. These minimum annual royalties shall be paid to The Regents and shall be based on a percentage of the anticipated income due The Regents from royalty income based on the anticipated Net Sales of Products. A U.S. dollar amount comprising the minimum annual royalties shall be paid to The Regents on dates established by the parties during the good-faith negotiation in which market introduction is expected for a Product based on information provided in the Plan of Commercialization. The minimum annual royalties shall be paid to The Regents in the negotiated amounts and at the negotiated times whether or not a Product is available for sale in any country. These minimum annual royalty payments shall be paid to The Regents by February 28 of each year and shall be credited against income paid to The Regents under Paragraph 3.5 and earned royalties quarter to quarter until consumed for that year. In the event minimum annual royalties exceed earned royalties, the excess may be credited against earned royalties in succeeding years until such excess is consumed.

    5.7 All monies due The Regents shall be payable in United States funds collectible at par in San Francisco, California. When a Product is sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Product was sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

    5.8 Earned royalties on sales of a Product occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. The Licensee shall also be responsible for all bank transfer charges.

    5.9 Notwithstanding the provisions of Article 28 (FORCE MAJEURE), if at any time legal restrictions other than tax withholding on sublicensing revenues prevent prompt remittance of part or all royalties owed to The Regents by the Licensee with respect to any country where a Patent Product is sold or distributed, the Licensee shall convert the amount owed to The Regents into United States funds and shall pay The Regents directly from another source of funds for the amount impounded.

    5.10 In the event that any patent or any claim thereof included within the Regents' Patent Rights shall be held invalid or unenforceable in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. The Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

    5.11 No royalties shall be collected or paid hereunder to The Regents on Patent Products sold to the account of the U.S. Government. Licensee and its sublicensee shall reduce the amount charged for a Product distributed to the United States Government by an amount equal to the royalty for such a Product otherwise due The Regents as provided herein.

    5.12 In the event The Regents reduces Licensee's exclusive license to a nonexclusive license under Article 6 (DUE DILIGENCE) herein and grants rights to any third party under Regents' Patent Rights (except for the U.S. government) on financial terms and conditions different than the financial terms of this Agreement, then The Regents shall notify Licensee of such different terms and conditions. Licensee shall have the option of adopting such terms and conditions by giving notice to The Regents within sixty (60) days of The Regents' notification to Licensee.

                                  6.  DUE DILIGENCE

    6.1 The Licensee, upon execution of this Agreement, shall diligently proceed with the development manufacture and sale of each Product and shall earnestly and diligently endeavor to market same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefore.

    6.2 The Licensee shall be entitled to exercise prudent and reasonable business judgment in the manner in which it meets its due diligence obligations hereunder. In no case, however, shall Licensee be relieved of its obligations to meet the due diligence provisions of this Article 6 (DUE DILIGENCE).

    6.3 The Licensee shall endeavor to obtain all necessary governmental approvals in each country for the manufacture, use and sale of each Product.

    6.4 Licensee and The Regents shall negotiate in good faith to establish diligence provisions in the form of specific performance milestones representing technical and regulatory achievements needed to be attained in order to commercialize each Product licensed hereunder and the corresponding date each such milestone will be met by Licensee. The negotiation establishing specific performance milestone and the corresponding date it will be met will be based on information provided in the Plan of Commercialization for each Product provided to The Regents pursuant to Paragraph 7.1 infra.

    6.5 Subject to Licensee's rights under Paragraph 6.2 and subject to the Licensee's freedom to practice Regents' Patent Rights without infringement of third-party rights, if the Licensee is unable to attain any of the performance milestones established for a Product and the corresponding dates for meeting each such milestone, pursuant to Paragraph 6.4 supra, then the Regents shall have the right and option to terminate Licensee's licenses to that Product or reduce the Licensee's exclusive license to a nonexclusive license with respect to the Product. This right, if exercised by The Regents, supersedes the rights granted in Article 3 (GRANT).

    6.6 At the request of either party, any controversy or claim arising out of or relating to meeting the diligence provisions of this Agreement shall be settled by arbitration conducted in accordance with the arbitration provisions set forth in Paragraphs 7.4 through 7.10 infra.

    6.7 To exercise the right to terminate the licenses to a Product or to reduce Licensee's grant to one of nonexclusivity under this Article 6 (DUE DILIGENCE), The Regents must give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency or to request arbitration. If The Regents has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60) day period, then The Regents may, at its option, terminate the license to that Product or reduce the Licensee's exclusive license to a nonexclusive license to such Product by giving written notice to the Licensee. These notices shall be subject to Article 24 (NOTICES).

                              7.  TERMS TO BE NEGOTIATED

    7.1 Licensee shall provide a Plan of Commercialization to The Regents in accordance with the provisions of the Research Agreement or the Option Agreement, whichever is appropriate, to cover the commercial development of each Product claimed in a patent application(s) and patent(s) issuing thereon and elected by Licensee to be included in Regents' Patent Rights and covered by the terms of this Agreement. Upon receipt of such Plan of Commercialization by The Regents, The Regents and Licensee shall promptly enter into good-faith negotiations to determine the following provisions covering each such Product to be included in the terms of this Agreement:

         (7.1a) pursuant to Paragraph 4.1 herein, the cash amount of the license issue fee for each Product licensed hereunder to be paid to The Regents;

         (7.1b) pursuant to Paragraph 5.1 herein, the royalty rate based on Net Sales of each Product licensed hereunder;

         (7.1c) pursuant to Paragraph 5.4 herein, the amount of the minimum annual royalty payments and the years that each such payment will be paid to The Regents for each Product licensed hereunder; and

         (7.1d) pursuant to Paragraph 6.4 herein, diligence provisions in the form of specific performance milestones needed to commercialize the Product and the corresponding date each such milestone will be met by Licensee.

    7.2 Upon successful conclusion of the negotiation pursuant to Subparagraphs 7.1a through 7.1d supra, the terms agreed upon by the parties hereto covering each Product or Method claimed in a patent application(s) and patent(s) issuing thereon and elected by Licensee to be included in Regents' Patent Rights shall be set forth in Appendix A of this Agreement, which shall be attached hereto and incorporated herein.

    7.3 If Licensee and The Regents are unsuccessful in establishing terms and conditions covering each Product or Method in accordance with the provisions of Subparagraphs 7.1a through 7.1d supra, then either party may refer any controversy or claim arising out of or relating to this Article 7 (TERMS TO BE NEGOTIATED) to arbitration under the provisions of this Paragraph 7.3 by so notifying the other party in writing in accordance with the provisions of
Article 24 (NOTICES) stating the nature of the dispute to be resolved.

    7.4 Within fifteen (15) business days following such notice three arbitrators shall be selected by the following process:

         (7.4a) Each party shall designate one individual, not an employee, director, paid consultant, or shareholder of the party to serve as an arbitrator; and

         (7.4b) These two arbitrators shall select a third individual, who shall be an attorney experienced in arbitration proceedings, to serve as the third arbitrator and to preside in resolution of the dispute. The third arbitrator shall not be an employee, director or shareholder of either party.

    7.5 Promptly after selection of the three arbitrators, the arbitrators shall meet with the parties at which time the parties shall each present in writing the issue to be resolved and a proposed ruling on it. Such writing shall be served on the other party in advance and be limited to no more than twenty (20) pages.

    7.6 The following general provisions shall apply to the arbitration proceeding:

         (7.6a) No later than thirty (30) days after the appointment of the third arbitrator, the arbitrators shall set a date for a hearing to resolve the issue identified by the parties. The hearing shall take place no later than one hundred twenty
                   (120) days from the original notice requesting arbitration;

         (7.6b)    The arbitrators shall permit the taking of not more than one
                   (1) deposition by each party, and shall permit, subject to the provisions of a mutually agreeable protective order, the production of only those documents immediately and directly bearing on the issue or issues subject to arbitration and only to the extent necessary for the convenience and use of the arbitrators, and shall not require or permit any other discovery by any means, including, but not limited to, depositions interrogatories or production of documents;

         (7.6c) No later than ten (10) business days prior to the hearing, each party may submit a single written brief or memorandum in support of its position which may be no more than twenty
                   (20) pages. Each party shall be entitled to no more than three (3) hours of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether each party has had the three (3) hours to which it is entitled or may, upon good cause shown, have additional time to present its case;

         (7.6d) Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Admissibility will be decided by two-thirds vote; and

         (7.6e) Within fifteen (15) days of the conclusion of the hearing, each party must submit a proposal finding to the arbitrators.

    7.7 The arbitrators shall rule on the disputed issue within thirty (30) days following the completion of the testimony of both parties. Such ruling shall adopt in their entirety the proposed findings of one of the parties on the disputed issue, or the arbitrators shall adopt alternative findings. The issue shall be resolved upon two-thirds (2/3) vote of the arbitrators.

    7.8 Arbitration shall take place in the location of choice of the party who has not requested arbitration, but such location shall be in the state of California.

    7.9 The arbitrators shall be paid reasonable fees plus expenses, which shall be shared equally between The Regents and Licensee.

    7.10 The decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

                           8.  PROGRESS AND ROYALTY REPORTS

    8.1 Beginning one year from the effective date recited on page one of this Agreement and annually thereafter, the Licensee shall submit to The Regents a progress report covering the Licensee's activities related to the development and testing of each Product and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be provided to The Regents to cover the progress of the research and development of the Product until its first commercial sale in the United States.

    8.2 The progress reports submitted under section 8.1 shall include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of each Product and may also be able to determine whether or not Licensee has met its diligence obligations set forth in Article 6 (DUE DILIGENCE) above:

         -    summary of work completed

         -    key scientific discoveries

         -    summary of work in progress

         -    current schedule of anticipated events or milestones

         -    market plans for introduction of each Product

         -    activities of sublicensees, if any.

    8.3 The Licensee also agrees to report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Product in each country.

    8.4 After the first commercial sale of a Product, the Licensee will provide The Regents with quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover the Licensee's most recently completed calendar quarter (October through December, January through March, April through June, and July through September) and will show:

         (8.4a) the gross sales and Net Sales of each Product sold by the Licensee and reported to Licensee as sold by its sublicensees during the most recently completed calendar quarter;

         (8.4b) the number of each Products sold or distributed by Licensee and reported to Licensee as sold or distributed by its sublicensees;

         (8.4c) the royalties, in U.S. dollars, payable hereunder with respect to Net Sales; and

         (8.4d)    the exchange rates used, if any.

    8.5 If no Product has been made during any reporting period, a statement to this effect shall be required.

                                9.  BOOKS AND RECORDS

    9.1 The Licensee shall keep books and records accurately showing each Product manufactured, used, and/or sold under the terms of this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection, upon seven (7) days notice during normal business hours at Licensee's normal place of business, to a mutually agreed upon independent accountant or auditor who shall be bound by an obligation of confidentiality for such audit. Audits of Licensee's books and records shall not take place more than once in any twelve-month period.

    9.2 The fees and expenses of the accountant or auditor performing such examination shall be borne by The Regents. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of the accountant or auditor shall be borne by the Licensee.

                              10.  LIFE OF THE AGREEMENT

    10.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement, or until the last patent application licensed under this Agreement is abandoned.

    10.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

         Article 9      Books and Records
         Article 14     Confidentiality
         Article 17     Use of Names and Trademarks
         Article 20     Indemnification
         Article 30     Disposition of each Product on Hand Upon Termination

                           11.  TERMINATION BY THE REGENTS

    11.1 If the Licensee should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to the Licensee. If a Notice of Termination is sent to the Licensee, this Agreement shall automatically terminate on the effective date of such notice. These notices shall be subject to Article 24 (NOTICES).

    11.2 The Regents shall also have the right and option to terminate this Agreement if the Research Agreement is prematurely terminated by Licensee and there has been no breach of failing thereof by The Regents. Said termination of this Agreement shall be carried out in the manner set forth in Paragraph 11.1 above.

                           12.  TERMINATION BY THE LICENSEE

    12.1 The Licensee shall have the right upon ninety (90) days written notice to The Regents to terminate this Agreement in whole or as to any portion of Regents' Patent Rights. Upon expiration of the ninety (90) day period, Licensee's termination shall be effective and Licensee shall stand unlicensed hereunder. Such notice of termination shall be subject to Article 24 (NOTICES).

                       13.  SUPPLY OF THE BIOLOGICAL MATERIALS

    13.1 The Regents agrees to initially supply Licensee with viable samples of the biological materials comprising Research Information (to the extent that such biological materials are in a form acceptable for transfer) within thirty
(30) days upon request from Licensee up until three (3) months after termination of the Research Agreement. To the extent Licensee requires and requests additional samples from The Regents during the term hereof, and The Regents has such additional samples in its possession, The Regents agrees to supply such additional samples. Licensee agrees to pay the actual handling and shipping costs for any additional samples provided.

    13.2 To the extent Licensee is able to produce biological materials, reagents, compositions, and materials derived from Research Information, and subject to prudent and reasonable business judgment, Licensee shall make reasonable efforts to provide biological materials, reagents, compositions, and materials derived from Research Information at no charge to The Regents for research purposes only in the Division of Molecular Cytometry or in research programs at Lawrence Berkeley Laboratory under the direction of Joe W. Gray and Daniel Pinkel. In the event Licensee provides biological materials, reagents, compositions, and materials to The Regents, such biological materials, reagents, compositions, and materials are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Licensee's obligations to provide materials shall not exceed a fair market value for such materials in excess of one hundred fifty thousand dollars ($150,000).

                                 14.  CONFIDENTIALITY

    14.1 Licensee and The Regents respectively shall treat and maintain the other party's proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information (hereinafter referred to as "Proprietary Information") in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five
(5) years after the date of termination of this Agreement, provided that all Proprietary Information shall be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it shall be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Licensee and The Regents may use and disclose Proprietary Information to its employees, agents, consultants, contractors, and sublicensees, or as is deemed necessary by Licensee or The Regents to market and sell each Product, and for any purpose set forth or relating to this Agreement, provided that any such parties are bound by a like duty of confidentiality.

    (14.1a) Nothing contained herein shall in any way restrict or impair the right of Licensee or The Regents to use, disclose or otherwise deal with any Proprietary Information:

             i) which recipient can demonstrate by written records was previously known to it; or

            ii) which is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; or

           iii) which is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or

            iv) which is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; or

             v) which is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

            vi) which The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.


If The Regents is required to disclose Licensee's Proprietary Information pursuant to Subparagraphs (iv) and (vi) above, The Regents shall give Licensee ten (10) days notice prior to disclosure.

    14.2 The Licensee and The Regents agree to destroy or return to the disclosing party Proprietary Information received from the other in its possession within fifteen (15) days following the effective date of termination. However, each party may retain one copy of proprietary information for archival purposes in nonworking files. Licensee and The Regents agree to provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed.

                       15.  PATENT PROSECUTION AND MAINTENANCE

    15.1 The Regents shall diligently prosecute and maintain the United States and foreign patent applications and patents comprising Regents' Patent Rights using counsel of its choice. The Regents shall promptly provide Licensee with copies of all relevant documentation so that Licensee may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Licensee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office or The Regents must act to preserve Regent's Patent Rights, The Regents shall be free to respond appropriately without consideration of Licensee's comments, if any. Both parties hereto agree to keep this documentation in confidence in accordance with the provisions of Article 14 (CONFIDENTIALITY) herein. The Regents' counsel will take instructions only from The Regents. The Regents shall retain counsel of its choice that is reasonably acceptable to Licensee, provided, however, that if Licensee rejects The Regents' choice of counsel three (3) times consecutively (i.e., three different new attorneys), then The Regents shall be free, in its sole discretion, to choose an attorney of its choice.

    15.2 The Regents shall use all reasonable efforts to amend any patent application to include claims requested by the Licensee and required to protect each Product contemplated to be sold or Method to be practiced under this Agreement.

    15.3 The Regents and Licensee shall cooperate in applying for an extension of the term of any patent included within Regents' Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984. The Licensee shall prepare all such documents, and The Regents agrees to execute such documents and to take such additional action as the Licensee may reasonably request in connection therewith.

    15.4 The Regents shall, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Regents' Patent Rights in foreign countries if available. The Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing shall be in writing and must identify the countries desired. The absence of such a notice from the Licensee to The Regents within the seven (7) month period shall be considered an election by Licensee not to request The Regents to secure foreign patent rights on behalf of the Licensee. The Regents shall have the right to file patent applications at its own expense in any country Licensee has not included in its list of desired countries, and such applications and resultant patents, if any, shall not be included in the licenses granted under this Agreement. However, The Regents shall notify Licensee of such foreign countries in which The Regents filed patent applications and in which Licensee elected not to secure foreign rights. Subject to the availability of relevant rights, Licensee shall have the right and option to include in this Agreement (if not already licensed exclusively to a third party) those patent applications and patents issuing thereon filed in countries not originally included in Licensee's desired list at any time up to five (5) years from the filing date of such patent applications, provided, however, that Licensee shall notify The Regents in writing of its decision and shall share equally with other licensees in all filing, prosecution, and maintenance fees for such additional patents and patent applications.

    15.5 1/n of past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the preparation and filing of patents covered by Regents' Patent Rights in Paragraph 1.5 shall be borne by Licensee. The costs of all interferences and oppositions shall be considered prosecution expenses and also shall be borne by Licensee. Licensee shall reimburse The Regents for all costs and charges within thirty (30) days following receipt of a proper itemized invoice from The Regents to which relevant law firm billings shall be attached. For purposes of this Paragraph, "n" means the number of Regents' licensees to Regents' Patent Rights. But, the United States Government shall not be considered a licensee of The Regents.

    15.6 The Licensee's obligation to underwrite and to pay patent filing costs and related costs, prosecution and maintenance costs shall continue for so long as this Agreement remains in effect, provided, however, that the Licensee may terminate its obligations with respect to any patent application or patent in any or all designated countries upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail the associated patent costs after such a notice is received from the Licensee. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee shall have no further right or licenses thereunder.

                     16.  MAINTENANCE OF THE BIOLOGICAL MATERIALS

    16.1 The Regents agrees to instruct the Principal Investigators that when circulating replicable biological materials comprising Research Information to third parties to do so under the terms and conditions set forth in the Biological Material Transmission Letter attached hereto as Schedule A. The Regents expressly reserves the right to transfer replicable biological materials comprising Research Information as provided in this Paragraph 16.1 to Universities and nonprofit research organizations to the extent that such transfer does not compete with Licensee. The Regents shall inform Licensee of third party requests for biological materials and shall provide Licensee with a copy of the fully-executed copy of the Biological Material Transmittal Letter. The Regents shall inform Licensee of comments, suggestions, and information provided The Regents by recipients of biological material. Licensee shall not interfere with The Regents efforts to bail these materials to third parties.

    16.2 The Licensee agrees not to transfer of the replicable biological materials comprising Research Information (to the extent that such materials are not part of any Product sold by Licensee) that are not freely available to others accept to Affiliates, Joint Ventures, sublicensees, and potential sublicensees.

                           17.  USE OF NAMES AND TRADEMARKS
                            AND NONDISCLOSURE OF AGREEMENT

    17.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including any contraction, abbreviation, or simulation of any of the foregoing). The use of the name by Licensee of "The Regents of the University of California" or the name of any University of California campus or national laboratory is expressly prohibited except as provided for under Articles 14 (CONFIDENTIALITY) and 17 (USE OF NAMES AND TRADEMARKS AND NONDISCLOSURE OF AGREEMENT).

    17.2 Each party hereto further agrees not to use or refer to this Agreement or any license granted hereunder in any promotional activity without the express written approval of the other party. However, The Regents shall be free to release to the inventors of Invention(s) covered by this Agreement and senior administration officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, The Regents shall request that the inventors not disclose such terms and conditions to others. It is further understood that should a third party inquire whether a license is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 3 (GRANT) to such third party, but shall not disclose the name of the Licensee, except where The Regents is required to release information under either the California Public Records Act or other applicable law.

                                 18.  PATENT MARKING

    18.1 Licensee agrees to mark each Product falling within the scope of an issued claim within Regents' Patent Rights for anything under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

    18.2 Licensee shall have the right to include in any NDA for a Product, a list of patents included within Regents' Patent Rights identifying The Regents as patent owner.

                               19.  PATENT INFRINGEMENT

    19.1 In the event that either party responsible for administering this Agreement learns of substantial infringement of any patent licensed under this Agreement, the informed party shall call such infringement to the other party's attention thereto in writing and shall provide the other party with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify an infringing third party of the infringement of any of Regents' Patent Rights limited to the exclusive rights granted under this Agreement without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

    19.2 Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. If the infringing activity has not been abated within ninety (90) days following the date of such request, The Regents shall have the right to:

         (19.2a) commence suit on its own account to terminate the infringement. In the event The Regents commences suit, Licensee shall reimburse The Regents for fifty percent (50%) of The Regents' actual Infringement Litigation Costs. Licensee's share of The Regents' Infringement Litigation Costs shall be paid to The Regents on a quarterly basis within sixty (60) days of receiving notice from The Regents of the amount of such costs. Such reimbursement shall continue until the suit is finally adjudicated or settled. All recoveries shall first be applied to fully repay The Regents and Licensee for the cost of the suit. Any remainder shall be shared between The Regents and Licensee, with The Regents and Licensee sharing equally in the recovery; or

         (19.2b) refuse to participate in such suit. In the event The Regents refuses to participate in such suit, The Regents shall give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from Licensee. Licensee thereafter may bring suit for patent infringement in Licensee's own name and if the infringement occurred during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement. In the event Licensee elects to bring suit in accordance with this Paragraph, The Regents may thereafter join such suit at its own expense.


    19.3 Subject to Paragraph 19.2b above, legal action brought jointly by The Regents and Licensee and participated in by both shall be at the joint expense of the parties and all recoveries be shared jointly by them in proportion to the share of expense paid by each party.

    19.4 In the event that The Regents refuses to participate in a suit and the Licensee brings same, the Licensee may withhold, during pendency of the suit, up to fifty percent (50%) of the minimum and earned royalty income otherwise due The Regents to offset one-half of Licensee's Infringement Litigation Costs. Licensee's Infringement Litigation Costs shall be deducted from royalty payments on a quarterly basis, and an accounting of such deductions shall be reflected in Licensee's quarterly royalty reports to The Regents provided for in Article 8 (PROGRESS AND ROYALTY REPORTS). Said withheld royalty income shall be applied to only those Infringement Litigation Costs that Licensee incurred during the quarter in which such royalty income was due and owing. Should one-half of the Infringement Litigation Costs of the suit exceed one-half of the royalties allowed to be withheld in accordance with this

Paragraph 19.4, Licensee may apply such excess to the following quarter. This same application of excess cost will continue until such time as the suit is finally adjudicated. All recoveries shall first be applied to fully repay both parties for the cost of the suit, and any remainder shall be shared equally.

    19.5 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder. Such litigation shall be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice pursuant to The Regents' determination in any suit brought by Licensee.

                                 20.  INDEMNIFICATION

    20.1 Licensee and The Regents are acting as independent contractors under this Agreement and nothing continued herein shall make either party the agent, employee, partner, or representative of the other.

    20.2 Licensee agrees (and requires its sublicensees) to indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that lead to the Invention(s) covered by Regents' Patent Rights; and the inventors of any Invention(s) covered by the patents and patent applications comprising Regents' Patent Rights to which The Regents is owner or co-owner of record, for any loss of or damage to the property of any person or persons and any injury or death of any person or persons resulting from or arising out of the exercise of this license or any sublicense granted herein, excluding acts of negligence on the part of The Regents and claims of infringement brought by The Regents against Licensee. Where The Regents is held to be negligent, liability shall be apportioned according to the percentage of negligence accorded to The Regents by an appropriate court or forum having jurisdiction. In those states or countries where such an allocation of the percentage of negligence is not awarded, any controversy or claim relating to such allocation or negligence between the parties to this Agreement shall be settled by arbitration in accordance with the arbitration provisions of Paragraphs 17.4 through 17.10 supra. In no event shall The Regents be liable for normal commercial activities of Licensee nor will The Regents be liable for any product liability under any related cause of action.

    20.3 The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 20 (INDEMNIFICATION). Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 20 (INDEMNIFICATION).

                                     21.  WAIVER

    21.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                                  22.  ASSIGNABILITY

    22.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, this Agreement shall be personal to the Licensee and shall be assignable by the Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld, except that Licensee may freely assign this Agreement to an Affiliate or to a business entity that acquires all or substantially all of the business or assets of the Licensee and that assumes, in writing, the performance of all provisions of this Agreement, the Option Agreement, and the Research Agreement.

                                  23.  LATE PAYMENTS

    23.1 In the event royalty payments, fees, or patent prosecution costs are not received by The Regents when due, Licensee shall pay to The Regents interest charges at the rate of five percent (5%) plus the rate of interest which is charged by the San Francisco Federal Reserve Bank to member banks twenty-five
(25) days prior to the date the payment was due. Such interest shall be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Licensee under this Paragraph 23.1 shall in no way affect the provision of Article 21 (WAIVER) herein.

                                     24.  NOTICES

    24.1 Any payment, notice, or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) on the fourth day after mailing if mailed by first-class certified mail, postage paid, to the respective address given below, or to such other address as it shall designate by written notice given to the other party as follows:

In the case of the Licensee: IMAGENETICS INCORPORATED
                             150 West Warrenville Road
                             P. 0. Box 3011
                             Naperville, Illinois 60566-7011
                             Attention:  Vice President, Research & Development

In the case of The Regents:  THE REGENTS OF THE UNIVERSITY
                             OF CALIFORNIA (C/N 85-157-1)
                             Office of Technology Transfer
                             1320 Harbor Bay Parkway, Suite 150
                             Alameda, California 94502
                             Attention: Director


                                 25.  GOVERNING LAWS

    25.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                   26.  FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

    26.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee shall assume all legal obligations to do so and costs in connection therewith. The Regents shall cooperate in all the Licensee's efforts.

                               27.  EXPORT CONTROL LAWS

    27.1 The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                                  28.  FORCE MAJEURE

    28.1 The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume.

                                 29.  FULL DISCLOSURE

    29.1 The Regents shall make its best effort to disclose Research
Information to Licensee and shall allow Licensee reasonable access to facilities and faculty and staff participating in Research sponsored by Licensee. The Regents shall identify and collect relevant materials which comprise Research Information (to the extent such materials do not violate the proprietary rights of others) and make such information available in a timely manner to Licensee. To the extent The Regents are able to do so, The Regents shall make such Research Information available to Licensee in a form most convenient for transfer to and use by Licensee, including electronic media. The Regent's duty of disclosure to Licensee for Research Information shall not extend beyond one year from the date of expiration of the Research Agreement.

                 30.  DISPOSITION OF PRODUCT ON HAND UPON TERMINATION

    30.1 Upon termination of this Agreement, the Licensee shall have the privilege of disposing of each previously made or partially made Product, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of such Product shall be subject to the terms of this Agreement including, but not limited to the payment of royalties on the Net Sales of a Product at the rates and at the times provided herein and the rendering of reports in connection therewith.

                                  31.  MISCELLANEOUS

    31.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    31.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

    31.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

    31.4 This Agreement and the Research Agreement embody the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

    31.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

    31.6 This Agreement includes Schedule A, B, and C and Appendix A which are attached hereto.

    IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

IMAGENETICS INCORPORATED          THE REGENTS OF THE UNIVERSITY
                                        OF CALIFORNIA


By /s/ John L. Bishop                  By /s/ Carl B. Wootten
  -----------------------                -----------------------------------
    (Signature)                             (Signature)


Name        John L. Bishop             Name:   Carl B. Wootten
    ---------------------
    (Please Print)


Title    President                     Title:  Director;
    --------------------                       Office of Technology Transfer


Date June 7, 1994                      Date July 11, 1994
    ---------------------                   --------------------------------

                                 SCHEDULE A - PAGE 1A

                 University of California/San Francisco Campus (UCSF)

                    Instructions for Standard Letter Transmitting
                       Biological Materials to Universities and
                                Nonprofit Institutions

    The attached letter is authorized for use by University of California/(UCSF) Principal Investigators and Administrators ONLY with Scientists at other UNIVERSITIES AND NONPROFIT RESEARCH INSTITUTIONS when transmitting cell lines, plasmids and the like for non-commercial research purposes.

    1. Choose the appropriate form of university or nonprofit research institution in paragraph 2.

    2. Choose whether or not to include the phrase "our cooperative" in paragraph 2.

    3. Insert in paragraph 4 the amount of processing charge. If the material is to be shipped at no charge, insert the words "no charge".

    4.   Send the letter IN DUPLICATE to the other scientists.

    5. Do not send biological materials until you receive the duplicate copy executed by both the scientist and the other institution.

    6.   Send a copy of the fully executed letter agreement to:

         Carl B. Wootten
         Director
         Office of Technology Transfer
         1320 Harbor Bay Parkway
         Suite 150
         Alameda, CA 94501

    7. Any changes in the wording of this standard letter must be reviewed by the Director of the Office of Technology Transfer before acceptance.

Note: Do not use this letter for the exchange of living plants. A separate "Testing Agreement for the Plant Varieties" is available for that purpose.

                                 SCHEDULE A - PAGE 2A

              SAMPLE LETTER FOR USE PRIOR TO TRANSMISSION OF BIOLOGICAL
               MATERIALS TO INVESTIGATORS AT UNIVERSITIES OR NON-PROFIT
                                RESEARCH INSTITUTIONS

                                       (date)

                                     IN DUPLICATE

To:_____________________

    This is to (acknowledge receipt of your letter) (confirm our telephone conversation) in which you requested certain research materials developed in this laboratory be sent to you for scientific research purposes. The materials concerned, which belong to The Regents of the University of California/San Francisco Campus (UCSF) are:__________________________________________.

    While I cannot transfer ownership of these materials to you, I will be pleased to permit your use of these materials within your (university) (Non-Profit Research Institution) laboratory for (our cooperative) scientific research. However, before forwarding them to you, I require your agreement that the materials will be received by you only for use in (our cooperative work) (scientific research), that you will bear all risk to you or any others resulting from your use, and that you will not pass these materials, their progeny or derivatives, on to any other party or use them for commercial purposes without the express written consent of The Regents of the University of California. You understand that no other right or license to these materials, their progeny or derivatives, is granted or implied as a result of our transmission of these materials to you.

    These materials are to be used with caution and prudence in any experimental work, since all of their characteristics are not known.

    As you recognize, there is a processing cost to us involved in providing these materials to you. We will bill you for our processing costs, which will amount to $___________________.

    If you agree to accept these materials under the above conditions, please sign the enclosed duplicate copy of this letter, then have it signed by an authorized representative of your institution, and return it to me. Upon receipt of that confirmation I will forward the material(s) to you.

                                 SCHEDULE A - PAGE 3A

(Note: other paragraphs discussing the relevant literature, the nature of the work, hazards relating to materials to be sent etc. may be appropriate. These will vary depending on the individual circumstances and the relationship between the two parties previously established. Be sure to retain a signed copy when received and send a photocopy of the completed agreement to the University of California Patent Administrator, Office of Technology Transfer, Systemwide Administration, 1320 Harbor Bay Parkway, Suite 150, Alameda, CA 94502)


                                                 Sincerely yours,



ACCEPTED:

RESEARCH INVESTIGATOR

----------------------
Printed Name

----------------------
(Signature)

----------------------
Date


RESEARCH UNIVERSITY OR
NON-PROFIT INSTITUTION

----------------------
Printed Name

-----------------------
(Signature)

-----------------------
Date

                                 SCHEDULE B - PAGE 1B


    The PRINCIPAL INVESTIGATORS listed below understand and agree to abide by the terms and conditions of Articles 16 (MAINTENANCE OF THE BIOLOGICAL MATERIALS) and 29 (FULL DISCLOSURE) of the License Agreement between The Regents of the University of California and Imagenetics Incorporated effective
     July 01, 1994                    and to instruct all relevant personnel
working within their laboratory to act accordingly. Said paragraph reads, in part, as follows:

    16.1 THE REGENTS AGREES TO INSTRUCT THE PRINCIPAL INVESTIGATORS THAT WHEN CIRCULATING REPLICABLE BIOLOGICAL MATERIALS COMPRISING RESEARCH INFORMATION THAT HAVE NOT BEEN RELEASED IN AN UNRESTRICTED MANNER TO THIRD PARTIES TO DO SO UNDER THE TERMS AND CONDITIONS SET FORTH IN THE BIOLOGICAL MATERIAL TRANSMISSION LETTER ATTACHED HERETO AS APPENDIX A.



By  /s/ Joe W. Gray                    5/24/94
    ---------------------         --------------------
    Joe W. Gray                        Date


By  /s/ Daniel Pinkel                  5-31-94
    ---------------------         --------------------
    Daniel Pinkel                      Date


By  /s/ Maria Pallavicini              5/24/94
    ---------------------         --------------------
    Maria Pallavicini                  Date


By  /s/ Fredric Waldman                5/24/94
    ---------------------         --------------------
    Frederic Waldman                   Date


By  /s/ Burt Feurstein                 5/25/94
    ---------------------         --------------------
    Burt Feurstein                     Date


By  /s/ Brian Mayall                   5/31/94
    ---------------------         --------------------
    Brian Mayall                       Date


By  /s/ Ronald Jensen                  5/24/94
    ---------------------         --------------------
    Ronald Jensen                      Date

                                 SCHEDULE C - PAGE 1C

    Chancellor Joseph B. Martin of the University of California at San
Francisco has read and approved the terms and conditions of the license agreement titled EXCLUSIVE LICENSE AGREEMENT FOR INVENTIONS MADE IN THE FIELD OF MOLECULAR CYTOGENETICS.




By  /s/ Joseph B. Martin                         7/15/94
    ----------------------------------      ---------------
    Chancellor Joseph B. Martin                  Date